EXHIBIT 10.38

                              CONSULTING AGREEMENT


      This Consulting Agreement, made and entered into this 28th day of March 2005 by Albert J. Detz (the "Consultant") and theglobe.com, Inc. (the "Company"), governs the terms of financial and accounting services performed by the Consultant for the Company, effective February 2, 2005. Consultant will work on projects/tasks assigned by Edward Cespedes, President of the Company, or Michael Egan, CEO of the Company, and will be compensated by the Company at a net rate of $80/per hour (normal billing rate at $125 per hour less a discount equal to $45 per hour). Consultant will prepare and submit invoices to the Company on a weekly basis.

      In consideration for Consultant agreeing to provide services to the Company on a discounted basis, the Company agrees to the following:

      1. With respect to the 200,000 options to purchase Company common stock granted to the Consultant on June 3, 2004,

            a) the Company agrees to vest additional shares so that as of the effective date of this Consulting Agreement (February 2, 2005), a total of 130,000 shares will be vested.

            b) the Company agrees to vest the remaining 70,000 shares in the event that the Consultant continuously performs services under the Consulting Agreement for at least 6 months from the effective date.

            c) the Company agrees to give the Consultant the right to exercise all vested shares until February 2, 2006.

      2. Provided that the Consultant either, (a) performs valuable services which assist the Company in raising cash proceeds from either sales of stock or sales of businesses or assets; or, (b) continuously performs services under the Consulting Agreement for at least 6 months from the effective date, the Consultant will be eligible for a cash bonus in an amount to be determined solely in the discretion of the Company.

      This Consulting Agreement may be terminated at any time by either the Consultant or the Company.



                                            Agreed to by:



/s/ Albert J. Detz                          /s/ Robin S. Lebowitz, VP Finance
-----------------------------------         -----------------------------------
the "Consultant"                            the "Company"